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COMPUTATION OF EARNINGS PER SHARE                                                                         EXHIBIT 11.1
The South Financial Group, Inc. and Subsidiaries
($ in thousands)

                                         1ST QTR 2000    2ND QTR 2000    2ND QTR - YTD    3RD QTR 2000    3RD QTR YTD
                                         -------------   ------------    --------------   -------------   ------------


Net income...........................      10,402,000      (8,949,000)     $ 1,453,000      (3,082,000)    (1,629,000)
Less:  Dividends on preferred stock..               -               -                -               -              -
Net income applicable to common......      10,402,000      (8,949,000)       1,453,000      (3,082,000)    (1,629,000)
   shareholders


BASIC EARNINGS PER SHARE

Average shares outstanding............     42,944,844      42,842,124       42,893,484      42,901,829     42,896,266

Basic Earnings Per Share (B/C)........           0.24           (0.21)            0.03           (0.07)         (0.04)


DILUTED EARNINGS PER SHARE

Average shares outstanding............     42,944,844      42,842,124                       42,901,829

Dilutive average shares outstanding...       (1)            1,121,671                        1,251,346
   under options

Exercise prices.......................       (1)        $0.41 to $13.88                 $0.41 to $13.16

Assumed proceeds on exercise..........       (1)           $5,895,366                       $7,750,765

Average market value per share........       (1)                13.61                            13.46
(greater of average or period end)
Less:  Treasury stock purchased with the
   assumed proceeds from exercise of
   options.............................      (1)              433,149                          575,728
Adjusted average shares -- Diluted.....    43,629,026      43,530,646       43,579,836      43,577,447     43,579,040

Diluted Earnings Per Share (A/D).......          0.24           (0.21)            0.03           (0.07)         (0.04)
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(1)  Calculation was not performed
herein. As pooling with  Anchor was
necessary, calculation was performed
using the conversion ratio (2.175)
designated in the merger agreement.
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